Exhibit 99.1

Resolutions Re Amendment of Bylaws

WHEREAS, pursuant to Section 109(a) of the Delaware General Corporation Law, Article Seventh of the Company’s Certificate of Incorporation confers upon the Board of Directors the power to alter, amend or repeal the Bylaws of the Company;

WHEREAS, the Board of Directors has determined that it is in the best interests of the Company and its stockholders to amend Sections 5.1, 5.2 and 5.3 of the Company’s Bylaws.

NOW, THEREFORE, BE IT RESOLVED, that Sections 5.1, 5.2 and 5.3 of the Company’s Bylaws be, and hereby are amended to read in their entirety as follows:

5.1   Form of Certificates; Uncertificated Stock.   Every holder of stock in the Corporation represented by certificates shall be entitled to have a certificate signed, in the name of the Corporation, by: (a) the Chairman of the Board of Directors, the President or a Vice President; and (b) the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, certifying the number of shares owned by such holder in the Corporation. Any or all of the signatures may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if such person were such officer, transfer agent or registrar at the date of issue. Any stock certificate shall also contain such legend or other statement as may be required by law or by any agreement between the Corporation and the issuee thereof.

5.2   Lost Certificates.   The Board of Directors may direct a new certificate or uncertificated shares to be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen or destroyed. When authorizing such issue of a new certificate, the Board of Directors may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificate, or the owner’s legal representative, to advertise the same in such manner as the Board of Directors shall require and/or to give the Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate or uncertificated shares.

5.3   Transfers.   Stock of the Corporation shall be transferable in the manner prescribed by law and in these Bylaws. Transfers of stock shall be made on the books of the Corporation and, if represented by a certificate, only by the person named in the certificate or by his or her attorney lawfully constituted in writing and upon the surrender of the certificate therefor, which shall be cancelled before a new certificate or uncertificated shares shall be issued.

RESOLVED FURTHER, that the Secretary of the Company be, and hereby is, authorized and directed to compile a copy of the Bylaws as amended and to place a certified copy of them in the minute book of the Company.

I HEREBY CERTIFTY that the foregoing is a full and complete copy of the Resolution Re Amendment of Bylaws of The Cheesecake Factory Incorporated, a Delaware corporation, as in effect on the date hereof.

Dated:   March 6, 2007

/s/ Debby Zurzolo
Debby Zurzolo
Secretary of The Cheesecake Factory Incorporated